EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 14, 2009
PAYCHEX NAMES NEW SENIOR VICE PRESIDENT OF
SALES AND MARKETING
Delbert Humenik has more than 20 years experience as sales management executive
Rochester, NY (September 14, 2009) - Paychex, Inc. today announced that Delbert Humenik has been named the company’s new senior vice president of sales and marketing. The Paychex Board of Directors has also appointed Humenik an officer of the company. Humenik is a senior sales and marketing executive with more than 20 years experience in sales management, organizational design and development, and financial planning.
Most recently, he was senior vice president and general manager for R.H. Donnelly Corporation, a leading national consumer and business-to-business local commercial search company that generates leads for small and mid-sized companies through a variety of marketing solutions.
“Del is a superb sales leader who brings an outstanding track record of success to the Paychex sales organization,” said Jonathan J. Judge, Paychex president and chief executive officer. “His results-focused leadership skills and expertise in sales and marketing will be great assets to Paychex. We are fortunate to have Del join us as the newest member of our senior executive team.”
Prior to joining R.H. Donnelly, Humenik was a senior vice president with Verizon Communications, Inc., a global leader in communications services. During his 20-year tenure with Verizon, Humenik held various sales management and executive leadership positions.
Humenik, a native of Philadelphia, Pennsylvania, holds a bachelor’s degree in consumer economics from the University of Delaware. He succeeds Walter Turek, who retired from Paychex as senior vice president of sales and marketing May 31, 2009.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 554,000 payroll clients nationwide as of May 31, 2009. For more information about Paychex and our products, visit www.paychex.com.
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Media Contact
Laura Saxby Lynch, Director, Corporate Communications / 585-383-3074 / lsaxbylynch@paychex.com